As filed with the Securities and Exchange Commission on August 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ORTHOVITA, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2694857
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

77 Great Valley Parkway

Malvern, Pennsylvania 19355

(610) 640-1775

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine J. Arasin, Esquire

Vice President and Corporate Counsel

Orthovita, Inc.

77 Great Valley Parkway

Malvern, Pennsylvania 19355

(610) 640-1775

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:

Richard A. Silfen, Esquire

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

(215) 979-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,136,364 shares	$2.79	$3,170,456	$97
Common Stock, par value $0.01, issuable upon exercise of warrants to purchase Common Stock	1,466,276 shares	$2.79	$4,090,910	$126
Total	2,602,640 shares	$2.79	$7,261,366	$223

(1)	This Registration Statement also relates to an indeterminate number of shares of Common Stock or other securities of the Registrant which may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low prices of the Common Stock reported on The NASDAQ Global Market on August 24, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell any of the securities described in this prospectus until the registration statement that we have filed with the Securities and Exchange Commission to cover the securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2007

PROSPECTUS

2,602,640 Shares

Common Stock

The security holders of Orthovita, Inc. identified in this prospectus under the caption “Selling Security Holders,” or their pledgees or assignees, are offering up to 2,602,640 shares of our common stock for sale by this prospectus. Of the 2,602,640 shares, 1,136,364 shares are issued and outstanding and up to 1,466,276 shares may be issued upon the exercise of outstanding warrants.

We will not receive any of the proceeds from the sale of the shares of our common stock offered by this prospectus. The selling security holders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus. See “Use of Proceeds.” We will bear all expenses relating to registration of the shares. You should carefully read this prospectus, together with the documents that we incorporate by reference in this prospectus, before you invest in our common stock.

None of the selling security holders has advised us of any specific plans for the distribution of the shares covered by this prospectus, but it is anticipated that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on The NASDAQ Global Market at the market price then prevailing, although sales may also be made as described in this prospectus under “Plan of Distribution.” The selling security holders and the broker-dealers through whom sale of the shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act, and commissions or discounts paid to broker-dealers in connection with the sales and other compensation may be regarded as underwriters’ compensation. See “Plan of Distribution.”

Our common stock is listed on The NASDAQ Global Market under the symbol “VITA.” On August 24, 2007, the last reported sale price of our common stock on The NASDAQ Global Market was $2.79.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Orthovita,” the “Company,” “we,” and “us” refer to Orthovita, Inc., and “common stock” refers to the common stock, $0.01 par value per share, of Orthovita.

ii

Summary

This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including information under the caption “Risk Factors” and the financial statements and other information we incorporate by reference in this prospectus, before making an investment decision.

OUR BUSINESS

We are a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterial products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. We also market products which complement our biomaterials platforms.

Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures.

In addition, we employ in-house research and development in support of biomaterial and biologic technology platforms. We work jointly with Kensey Nash Corporation (“Kensey”) to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc. (“Angiotech”), and we continue to pursue similar relationships with other biomaterials companies.

OUR COMPANY

We were incorporated in the Commonwealth of Pennsylvania on June 26, 1992 and maintain an affiliate branch operation in Belgium. Our principal office is located at 77 Great Valley Parkway, Malvern, Pennsylvania 19355, and our main telephone number is (610) 640-1775. Our website address is www.orthovita.com. Information contained on our website does not constitute a part of this prospectus, and the reference to our website address is intended to be an inactive textual reference only.

THE OFFERING

The selling security holders identified in this prospectus under “Selling Security Holders” are offering by this prospectus up to 2,602,640 shares of our common stock for resale or other disposition. On July 30, 2007, we issued 1,136,364 of these shares in a private placement under the terms of a purchase and sale agreement, under which we repurchased a revenue interest obligation that we originally sold in October 2001. In addition, also on July 30, 2007, in connection with our entry into a secured debt facility pursuant to the terms of a senior secured note and warrant purchase agreement, we issued warrants to purchase up to 1,466,276 of these shares.

We will not receive any of the proceeds from the sale of common stock offered by this prospectus. The selling security holders will receive all of the proceeds from the sale of common stock offered under this prospectus. See “Use of Proceeds.” We will bear all expenses relating to registration of the shares offered by this prospectus. You should read this prospectus together with the documents that we incorporate by reference carefully before you invest in our common stock.

Risk Factors

Before you invest in our securities, you should be aware that there are various risks in such an investment, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this document, before purchasing our securities.

If our current products are not commercially successful, or if we do not increase our product portfolio and successfully commercialize new products, our operating results will be impaired and our viability jeopardized.

We are highly dependent on successfully selling our products for which we have received regulatory approval or clearance. We do not expect to obtain regulatory approvals or clearances in the United States for any of our products under development, if obtained at all, prior to 2008. To date, we have received regulatory clearance or approval to market VITOSS, CORTOSS, ALIQUOT®, VITAGEL and CELLPAKER® for specified uses in the European Union, Australia and countries adhering to the regulatory standards of the European Union. We have also received regulatory clearance or approval to market VITOSS, IMBIBE®, VITAGEL and CELLPAKER in the United States. Revenues generated from sales of our approved or cleared products in their approved territories have not been and in the future may not be sufficient to fund operations. There is no assurance that we can increase our product portfolio or that any additional products will be commercially successful and generate revenues sufficient to fund operations. In particular, if our CORTOSS product is not cleared in the United States or does not become commercially successful, our long-term viability may be jeopardized.

Certain factors that may limit our ability to increase sales include:

•	the ability of our direct sales representatives to develop and retain a customer base and compete with larger sales forces with more extensive product portfolios;

•	our dependence on the efforts of independent agents and distributors to promote the use of our products, over which we have limited control;

•	the introduction of new products into the market by competing orthopedic companies based upon other competing technologies;

•	our dependence on the continued publication of independent pre-clinical and clinical data to support the use of our products;

•	our need to train a sufficient number of surgeons to create demand for our products; and

•	the need for payors to authorize insurance reimbursement for procedures using our products.

Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. Surgeons will not use our products unless they determine, based on experience, clinical data and recommendations from prominent surgeons and mentors that our products are safe and effective. Our products are based on newer technologies and must compete with more established treatments currently accepted as the standards of care. The attributes of some of our products may require some changes in surgical techniques that have become standard within the medical community, and there may be resistance to change. Therefore, for these products, we must be able to convince surgeons who currently favor existing techniques to switch to new procedures that would use our products. Many surgeons will not purchase our products until there is sufficient, long-term clinical evidence to convince them to alter their existing treatment methods. In addition, surgeons may be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement for our products. Any failure to gain market acceptance of our products could result in lower sales and the inability to become profitable.

If losses continue in the long term, it could limit our growth in the orthopedic industry and jeopardize our viability.

We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our stock. In July 2004, we raised approximately $24,000,000 in net proceeds from the sale of 5,681,818 shares of our common stock to Angiotech. In December 2005, we raised an aggregate of approximately $12,900,000 in net proceeds from the sale of 4,318,182 shares of our common stock to institutional investors. In November and December 2006, we raised approximately $26,600,000 in net proceeds from the sale of 8,819,128 shares of our common stock to institutional investors. In July 2007, we raised approximately $32,200,000 in net proceeds from the sale of 12,317,066 shares of our common stock, primarily to institutional investors, and entered into a $45,000,000 senior secured note purchase facility, the notes issued under which will bear annual interest at 10% and will be due July 30, 2012. In connection with our entry into the note purchase facility, we issued to the note purchaser five-year warrants to purchase up to 1,466,276 shares of our common stock at an exercise price of $3.41 per share, of which warrants to purchase up to 733,138 shares are exercisable currently as a result of our initial $25,000,000 principal amount note issuance under the facility. The unexercisable warrants will become exercisable ratably upon future issuances, if any, of 10% senior secured notes under the facility. We believe our cash, cash equivalents and investments of approximately $19,600,000 at June 30, 2007, or approximately $51,800,000 after giving pro forma effect to our July 2007 capital raising transactions, net of amounts we expended as of that date primarily to fund the cash portion of the purchase price for our repurchase of a revenue interest obligation and to repay existing indebtedness, will be sufficient to meet our currently estimated operating and investing requirements for the foreseeable future. To date, we have not been profitable. We have incurred substantial operating losses since our inception and at June 30, 2007, had an accumulated deficit of approximately $142,200,000. These losses have resulted principally from:

•	the development and patenting of our technologies;

•	pre-clinical and clinical studies;

•	preparation of submissions to the FDA and foreign regulatory bodies; and

•	the development of manufacturing, sales and marketing capabilities.

We expect to continue to incur significant operating losses in the future as we continue our product development efforts, expand our marketing and sales activities and further develop our manufacturing capabilities. We may not ever successfully commercialize our products in development. We may never be able to achieve or maintain profitability in the future and our products may never be commercially accepted or generate sufficient product sales to fund operations.

We recently entered into a senior secured note facility under which we incurred indebtedness that we are obligated to service. If we are unable to service the indebtedness or otherwise are unable to comply with our obligations under the related notes and cannot repay or refinance the indebtedness, we could be in default under the facility which is secured by substantially all of our assets.

On July 30, 2007, we issued a note in the original principal amount of $25,000,000 under our $45,000,000 senior secured note facility. Notes issued under the facility bear annual interest at 10%, are due July 30, 2012 and are secured by substantially all of our assets. We are required to comply with certain restrictive covenants under the facility, such as the requirement that we maintain a minimum cash balance of no less than 25% of the aggregate principal amount of the notes outstanding under the facility. To date, we have never generated positive cash flow from operations or net income, and do not expect to do so in the foreseeable future. If we are unable to service the indebtedness under the facility, the holders of the notes will have rights to the collateral securing the notes. The exercise of these rights by the holders of the notes would cause the disposition of substantially all of our assets.

We may raise additional capital. If we are unable to raise additional capital in the future, our product development and product portfolio expansion could be limited and our long term viability could be threatened; however, if we raise additional capital, your percentage ownership as a shareholder of Orthovita will decrease and constraints could be placed on the operation of our business.

We recently entered into a $45,000,000 debt facility, under which we issued a note in the original principal amount of $25,000,000 and have the ability, if certain conditions are met, to issue up to an additional $20,000,000 principal amount of notes until January 2010. We may issue additional notes under our debt facility in the future. If we issue additional notes under the facility, warrants to purchase shares of our common stock at an exercise price of $3.41 per share will become exercisable (in addition to the warrants to purchase up to 733,138 shares of common stock at an exercise price of $3.41 per share that are currently exercisable as a result of our initial $25,000,000 note issuance under the facility). These warrants have previously been issued and expire July 29, 2012. We may also seek to obtain additional funds through other debt financings, equity financings, or strategic alliances with third parties either alone or in combination with equity or debt financing investments.

There are factors that may cause our future capital requirements to be greater than anticipated or could accelerate our need for funds including, without limitation:

•	unforeseen developments during our pre-clinical and clinical trials;

•	delays in the timing of receipt of required regulatory approvals or clearances to make or sell products;

•	unforeseen difficulties in operating an effective direct sales and distribution network;

•	the need to expand our sales force;

•	unanticipated expenditures in research and product development or manufacturing activities;

•	delayed, insufficient or lack of market acceptance of our products;

•	unanticipated expenditures in the acquisition and defense of intellectual property rights;

•	the failure to develop strategic alliances for the marketing of some of our products;

•	unforeseen changes in healthcare reimbursement for procedures using our products;

•	inability to increase sales of our approved or cleared products;

•	inability to train a sufficient number of surgeons to create demand for our products;

•	lack of financial resources to adequately support our operations;

•	difficulties in maintaining commercial scale manufacturing capacity and capability;

•	the need to expand our manufacturing capacity;

•	unforeseen problems with our third-party manufacturers and service providers or with our specialty suppliers of certain raw materials;

•	unanticipated difficulties in operating in international markets;

•	inability to meet our obligations under our revenue sharing agreement;

•	the need to respond to technological changes and increased competition;

•	unforeseen problems in attracting and retaining qualified personnel to market our products;

•	enactment of new legislation or administrative regulation;

•	the application to our business of new court decisions and regulatory interpretations;

•	claims that might be brought in excess of our insurance coverage;

•	any imposition of penalties for failure to comply with regulatory guidelines; or

•	management’s perception that uncertainties relating to these factors may be increasing.

In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line through acquisitions or joint ventures. Any such acquisitions or joint ventures may increase our capital requirements.

If we do not manage commercial scale manufacturing capability and capacity for our products in compliance with regulatory requirements and in a cost-effective manner, our product sales may suffer.

The manufacture of our products is subject to regulation and periodic inspection by various regulatory bodies for compliance with current FDA Quality System Regulation and requirements, and EU Medical Device Directives requirements, International Organization for Standardization (“ISO”) 9000 Series standards, ISO/European Norm (“EN”) 13485 and equivalent requirements.

Our 24,800 square foot VITOSS, VITAGEL and CORTOSS FDA registered manufacturing facilities located in Malvern, Pennsylvania produce our commercial products, are leased through July 2012 and are certified as meeting the requirements of ISO 9000: 2000 and EN 13485 for the period July 1, 2006 through July 1, 2009. These facilities are subject to inspection by the FDA for compliance with FDA device manufacture requirements. Pursuant to our license agreement with Angiotech, we assumed full responsibility for manufacturing VITAGEL in 2006 and CELLPAKER® in 2007 after receiving the requisite approvals from the FDA. There can be no assurance that we will be able to comply with FDA requirements to continue to manufacture VITOSS, VITAGEL, CORTOSS or CELLPAKER, which could result in delay or inability to manufacture and sell the products. We believe our manufacturing facilities have the capacity to meet our commercial needs at least into 2008 and are currently expanding our manufacturing capacity in order to meet our expected commercial needs for the next several years.

Our third-party manufacturers are also regulated by governmental agencies and are required to be ISO 9001/EN 13485 certified or otherwise meet our quality system requirements. We manufacture CELLPAKER, IMBIBE and ALIQUOT through outside third-party contract manufacturers. Our VITOSS is converted to VITOSS FOAM® by Kensey, our development partner.

Our product sales depend upon, among other things, our ability to manufacture our products in commercial quantities, in compliance with regulatory requirements and in a cost-effective manner. The manufacture of our products is subject to regulation and periodic inspection by the FDA and other regulatory bodies for compliance with quality standards. There can be no assurance that the regulatory authorities will not, during the course of an inspection of existing or new facilities, identify what they consider to be deficiencies in meeting the applicable standards and request or seek remedial action.

Failure to comply with such regulations or a delay in attaining compliance may result in:

•	warning letters;

•	injunctions suspending the manufacture of products;

•	civil and criminal penalties;

•	refusal to grant premarket approvals or clearances, CE Certifications, CE Certification renewals, or clearances to products that are subject to future or pending submissions;

•	product recalls or seizures of products; and

•	total or partial suspensions of production.

If we or any of our third party manufacturers cannot produce our products, our product sales may suffer.

If we are unable to operate an effective sales and distribution network, our ability to generate sales and become profitable will be impaired.

We have assembled a field sales network of independent sales agencies and direct sales representatives in the U.S. in order to market VITOSS, VITAGEL, IMBIBE and CELLPAKER. Outside of the U.S., we utilize a network of independent stocking distributors to market VITOSS, CORTOSS and ALIQUOT, and plan to use this distribution network outside of the U.S. to market VITAGEL and CELLPAKER commencing in September 2007. We seek to strengthen our field sales network through the addition of direct sales representatives in those U.S. territories where we either do not have independent sales agency coverage or the territories are underserved. We are dependent upon our distributors, sales agencies and direct sales representatives for the sale of our products. Any failure to maintain and effectively manage our distribution network will impair our ability to generate additional sales and become profitable.

There can be no assurance that the distributors and agencies will perform their obligations in their respective territories as expected, or that we will continue to derive any revenue from these arrangements. We cannot assure that our interests will continue to coincide with those of our distributors and agencies. In addition, we cannot assure that our distributors and agencies will not develop independently, or with other companies, other competitive products.

The independent U.S. agencies selling VITOSS generally sell products from other orthopedic companies. A single agency may sell VITOSS, as well as hardware manufactured by other orthopedic companies consisting of metal plates, screws and titanium spinal cages, to end user hospitals. Our sales could be adversely affected if, for any reason, one or more of our successful agencies lost their hardware product line provided by other orthopedic companies. Additionally, our independent agencies may be unable or unwilling to carry or effectively sell VITOSS as a result of the introduction of new products into the market based upon other technologies that could compete with VITOSS. Our sales could be adversely affected if one or more of our successful agencies eliminated VITOSS from their product line for any other reason and terminated their agency arrangement with us. Our sales could also be adversely affected if our independent agencies become concerned that their agency arrangement with us could be eliminated as a result of another company’s offer or threat to acquire us. The complete product line represented by the distributors and agencies, including our products, is an important factor in the distributors’ or agencies’ ability to penetrate the market. Accordingly, our ability to penetrate the markets that we intend to serve is highly dependent upon the quality and breadth of the other product lines carried by our distribution network, the components of which may change from time to time, and over which we have little or no control.

In an effort to further accelerate the growth of sales, we continue to build our sales management team and add direct sales representatives to our organization for certain open or underserved territories in the U.S. The addition of direct sales representatives will increase our operating expenses. Furthermore, there is no assurance that adding direct sales representatives will improve sales or that our direct sales representatives will be successful in generating sufficient sales to cover the cost of supporting their sales activities. There is no assurance that we will be able to attract and retain qualified personnel to market or sell our products or that we will successfully implement this type of sales and distribution method.

We may incur significant liability if it is determined that we are promoting the “off-label” use of our medical devices. The unapproved or “off-label” use of our products could also adversely affect the reputation of our products.

Under the Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from labeling, training, or promoting our products for off-label uses. This prohibition means that we may not proactively discuss or provide information or training on the use of our products outside of their cleared or approved uses, except in certain limited scientific and other settings. In the practice of medicine, physicians may use devices for off-label uses. Because the interpretation of these requirements is subjective, FDA could deem some of our activities as promotional even when we believe in good faith that such activities were not promotional. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions. Enforcement measures taken against us could harm our business.

The medical devices that we manufacture and market, or intend to market, are subject to extensive regulation by the FDA, the European Union Medical Device Directive and other worldwide regulatory agencies. In order to market our products, we must apply for, receive and maintain all necessary regulatory approvals or clearances in each applicable jurisdiction for specified uses of the products. Under FDA regulations and laws of other countries, we are only permitted to commercially distribute our products for approved indication(s) or use(s); failure to comply with these regulations may subject us to FDA and other enforcement action.

CORTOSS received CE Certification, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives, in January 2003 for use in repairing vertebral compression fractures. However, surgeons may have attempted to use CORTOSS “off-label” in procedures to repair vertebral compression fractures performed prior to the European Union’s approval of CORTOSS for this type of procedure. Furthermore, all surgeons have not been trained in the proper use of CORTOSS to repair vertebral compression fractures. A surgeon who has not been properly trained to use CORTOSS in a procedure to repair vertebral compression fractures could pose a risk to the reputation of our CORTOSS product. In addition, the occurrence of an adverse event while using our product “off-label” in procedures other than the repair of vertebral compression fractures or screw augmentation could adversely affect the reputation of CORTOSS or any of our other products as well as us.

If we do not successfully train a sufficient number of surgeons, demand for our products could be adversely affected.

It is critical to the commercial success of our products that our independent distributors, agents and direct sales representatives succeed in training a sufficient number of surgeons and in providing them adequate instruction in the use of our products. This training requires a commitment of time and money by surgeons that they may be unwilling to give. Even if surgeons are willing, if they are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could damage our business and reduce product sales.

If health care providers cannot obtain third-party reimbursement for procedures using our products, or if such reimbursement is inadequate, we may never become profitable.

Successful sales of our products in the United States and other markets will depend on the availability of adequate reimbursement from third-party payors. Healthcare providers, such as hospitals and surgeons that purchase medical devices for treatment of their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Both public and private insurance reimbursement plans are central to new product acceptance. Healthcare providers may refuse to use our products if reimbursement is inadequate. We do not yet know how reimbursement will be handled for all of our products because some procedures that use our products are new and reimbursement policies regarding these procedures have not been finalized. Inadequate reimbursement by private insurance companies and government programs could significantly reduce usage of our products.

In addition, an increasing emphasis on managed care in the United States has placed, and we believe will continue to place, greater pressure on medical device pricing. Such pressures could have a material adverse effect on our ability to sell our products profitably.

We could be negatively impacted by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws and false claims laws.

To the extent that our products receive government reimbursement, we are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and false claims laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, and veterans’ health programs. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws.

Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities can potentially give rise to claims that the law has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

We could become subject to false claims litigation under federal or state statutes, which can lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in federal health care programs. These false claims statutes include the federal False Claims Act, which allows any person to bring suit alleging the false or fraudulent submission of claims for payment under federal programs or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that companies like us may have to defend a false claim action. We could also become subject to similar false claims litigation under state statutes. If we are unsuccessful in defending any such action, such action may have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a limited number of specialty suppliers of certain raw materials, and our business and financial results could be harmed if a specialty supplier no longer provides materials to us.

Our ability to manufacture VITOSS, VITAGEL and CORTOSS and to have VITOSS FOAM manufactured by and for us is dependent on a limited number of specialty suppliers of certain raw materials. We have a single source supplier for thrombin, a requisite raw material in our VITAGEL product. The failure of a supplier to continue to provide us with these materials at a price or quality acceptable to us, or at all, would have a material adverse effect on our ability to manufacture these products. Although we believe that we maintain good relationships with our suppliers, we cannot assure that such supplies and services will continue to be available with respect to our current and future commercialized products.

We have a supply agreement which provides bovine collagen for the manufacture of VITAGEL. The initial term of the supply agreement expires in August 2008; however, we received notice in the first quarter of 2007 from our supplier of its intent to cease production of bovine collagen between January 1, 2008 and June 30, 2008 and either close or sell its collagen processing facility by December 31, 2008. While we are seeking to obtain a strategic collagen reserve for VITAGEL, there is no assurance that we will be successful. The occurrence of any of the following could have a material adverse effect on our ability to manufacture and sell VITAGEL and CELLPAKER, which is approved for use only in conjunction with VITAGEL:

•	our inability to find an alternative supplier with acceptable prices, quality and requisite regulatory approvals;

•	our inability to obtain a strategic reserve of this collagen sufficient to meet our anticipated sales requirements;

•	our inability to obtain collagen supply from this manufacturing facility if it is sold; or

•	delays caused by the need to secure PMA approval of a new manufacturing facility for the raw material.

If we are unable to sell VITAGEL and CELLPAKER for a period of time, our customers may seek alternative products and we may lose market share for VITAGEL and CELLPAKER. Further, there is no assurance that we will regain any VITAGEL and CELLPAKER market share that may be lost.

Moreover, a delay or inability to sell VITAGEL and CELLPAKER could result in an impairment charge to our intangible asset represented by the then-remaining balance of our original $9,000,000 prepayment of the profit-sharing license royalties on sales of VITAGEL and CELLPAKER. We prepaid the royalties on December 29, 2006 and the term of our license for these products is scheduled to expire July 31, 2017.

We also cannot assure that supply agreements will be sufficient to meet our own needs and Angiotech’s needs if Angiotech elects to be supplied by us under our license agreement with them. Under our license agreement with Angiotech, in the future we may be obligated, under certain circumstances, to provide CoStasis® (an Angiotech-branded VITAGEL product) and certain CoStasis materials to Angiotech. Our current supply contract may not permit us to supply materials to Angiotech or may otherwise be inadequate, and we may need to seek additional suppliers for CoStasis materials.

We are dependent on a limited number of specialized manufacturing suppliers for certain products, and our business and financial results could be harmed if a third party manufacturer fails to supply us with these products.

We are dependent upon Kensey and other third party manufacturers for the supply of certain products. Our VITOSS is converted to VITOSS FOAM by Kensey, our development partner. We also manufacture certain delivery accessory products through third party specialty suppliers. There is no assurance that these manufacturers will continue to supply our requirements. If they fail to do so, we cannot guarantee that we will be able to engage another supplier for these products on a timely basis and on acceptable terms. A delay in our ability to obtain adequate supplies of these products may negatively impact our product sales.

Our pivotal CORTOSS trial may not yield supportive or sufficient data, which may delay or preclude FDA clearance for commercial distribution of this product.

The FDA granted approval to conduct our pivotal trial for CORTOSS in November 2003. In this trial we are studying CORTOSS for use in vertebral augmentation. We began enrollment in 2004 and completed enrollment in the first quarter of 2007. The protocol for the trial contemplates a 24 month follow up period for each patient, and we may be required to complete the follow up period for all enrolled patients in order to submit a 510(k) submission. The completion of our pivotal trial and submission package for CORTOSS may be delayed or terminated for many reasons, including, but not limited to:

•	subjects are not followed-up at the rate we currently expect;

•	subjects experience an unacceptable rate or severity of adverse side effects;

•

third party clinical investigators do not perform our pivotal trial on our anticipated schedule or consistent with the clinical trial protocol, Good Clinical Practice and regulatory requirements, or other third party organizations do not perform data collection and analysis in a timely or accurate manner;

•

inspections of our clinical trial sites by the FDA or Institutional Review Boards, or IRBs, find regulatory violations that require us to undertake corrective action, suspend or terminate one or more sites, or prohibit us from using some or all of the data in support of our FDA submission;

•	changes in laws, governmental regulations or administrative actions force us to modify the conduct of our trials or otherwise create unexpected burdens;

•	the interim results of our clinical trials are inconclusive or negative;

•	one or more of our IRBs suspends or terminates our trial at an investigational site or withdraws its approval of our trial;

•	one or more of our clinical investigators withdraws from our trial or deviates from our approved protocol; or

•	third parties, investigators and service providers involved with our pivotal trial do not perform as contractually required or expected.

If one or more of the foregoing problems occur, it may delay or prevent us from obtaining clearance of the CORTOSS product.

If we fail to obtain and maintain the regulatory approvals or clearances necessary to make or sell our products, sales could be delayed or never realized.

The jurisdictions in which we seek to market our products will regulate these products as medical devices. In most circumstances, we and our distributors and agents must obtain regulatory clearances, approvals and certifications and otherwise comply with extensive regulations regarding safety, quality and efficacy standards. These regulations vary from country to country, and the regulatory review can be lengthy, expensive and uncertain. We may not obtain or maintain the regulatory clearances, approvals and certifications necessary to make or market our products in our targeted markets. Moreover, regulatory clearances, approvals and certifications that are obtained may involve significant restrictions on the anatomic sites and types of procedures for which our products can be used. In addition, we may be required to incur significant costs in obtaining or maintaining our regulatory clearances, approvals and certifications. If we do not obtain or maintain regulatory clearances, approvals and certifications to enable us to make or market our products in the U.S. or elsewhere, or if the clearances, approvals and certifications are subject to significant restrictions, we may never generate significant revenues. The regulatory requirements in some of the jurisdictions where we currently market or intend to market our products are summarized below.

United States

Regulation by FDA. The FDA regulates the clinical testing, manufacturing, labeling, distribution and promotion of medical devices. To date, we have received 510(k) clearance from the FDA to market our VITOSS, VITOSS FOAM and IMBIBE labels. During 2002 and 2003, we received approval from the FDA to conduct two pilot clinical studies in the U.S. to study the use of CORTOSS in vertebral augmentation. The two pilot clinical studies are fully enrolled and completed, except that the final report for one of the studies has not yet been submitted to the FDA. We expect to submit the final report during the first quarter of 2008. During 2004, we received approval from the FDA to conduct a pivotal clinical study in the U.S. to further study the use of CORTOSS in vertebral augmentation using the vertebroplasty surgical technique. We completed patient enrollment of the pivotal clinical study in February 2007. There can be no assurance that the data from these clinical trials will support FDA clearance to market this product for the designated use. VITAGEL and CELLPAKER, products that market under a license granted by Angiotech, have been approved by the FDA.

We are currently manufacturing VITOSS, VITAGEL, CELLPAKER and CORTOSS in the U.S., distributing VITOSS, VITAGEL, CELLPAKER and IMBIBE in the U.S., and distributing VITOSS, CORTOSS and ALIQUOT outside the U.S. We plan to launch VITAGEL and CELLPAKER in the European Union in September 2007. We are manufacturing IMBIBE and ALIQUOT in the U.S. through outside third-party contract manufacturers. In addition, under our agreement with Kensey, Kensey has the exclusive right to manufacture any approved or cleared jointly developed products under the agreement. This right extends until February 2014 for the VITOSS FOAM product platform.

VITOSS and VITAGEL, as well as any other products that we manufacture or distribute following their approval or clearance by the FDA, will be subject to extensive regulation by the FDA. If safety or efficacy problems occur after the product reaches the market, the FDA may impose severe limitations on the use of the product. Moreover, modifications to the approved or cleared product may require the submission of a new 510(k) notification or premarket approval application or premarket application supplement. We may not be successful in obtaining approval to market the modified product in a timely manner, if at all. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

Medical devices may be marketed only for the indications for which they are approved or cleared. The FDA may not approve or clear indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products. Our clearances can be revoked if safety or effectiveness problems develop.

European Union and Other International Markets

General. International sales of medical devices are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our products in markets outside the United States will be subject to regulatory approvals or clearances in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on medical devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval or clearance by foreign government authorities is uncertain and can be expensive. Our ability to market our products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

Requirement of CE Certification in the European Union. To market a product in the European Union, we must be entitled to affix a CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE Certification enables us to market a product in all of the countries of the European Union, as well as in other countries, such as Switzerland and Israel, that have mutual recognition agreements with the EU or have adopted the European Union’s regulatory standards. To date, we have received a CE Certification for the use of VITOSS as a bone void filler, for the use of CORTOSS in screw augmentation and vertebral augmentation procedures, for the use of VITAGEL as a surgical hemostat and for the use of CELLPAKER as a plasma collection system in conjunction with VITAGEL. There can be no assurance that we will receive CE Certifications for CORTOSS for any other indications for use or that we will receive CE Certifications for other products, including VITAGEL.

After clearance or approval of our products, we are subject to continuing regulation by the FDA, and if we fail to comply with FDA regulations, our business could suffer.

Even after clearance or approval of a product, we are subject to continuing regulation by the FDA, including the requirements that our facility be registered and our devices listed with the agency. We are subject to Medical Device Reporting regulations, which require us to report to the FDA if our products may have caused or contributed to a death or serious injury or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. We must report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act caused by the device that may present a risk to health, and maintain records of other corrections or removals. The FDA closely regulates promotion and advertising.

The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or new intended uses;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

criminal prosecution.

If any of these events were to occur, they could harm our business.

The difficulties of operating in international markets may harm sales of our products.

The international nature of our business subjects us and our representatives, agents and distributors to the laws and regulations of the jurisdictions in which they operate, and in which our products are sold. The types of risks that we face in international operations include:

•	the imposition of governmental controls;

•	logistical difficulties in managing international operations; and

•	fluctuations in foreign currency exchange rates.

Our international sales and operations may be limited or disrupted if we cannot successfully meet the challenges of operating internationally.

Our results of operations may fluctuate due to factors out of our control, which could cause volatility in our stock price.

VITOSS, VITAGEL, CELLPAKER, IMBIBE, CORTOSS and ALIQUOT are currently our only products that have received regulatory clearances or approvals for sale. VITOSS, VITAGEL and CELLPAKER are cleared for sale in the U.S. and the European Union. IMBIBE is cleared for sale in the U.S. CORTOSS and ALIQUOT are cleared for sale in the European Union. We launched VITAGEL and CELLPAKER in 2005 after initially receiving rights to sell these products under a distribution agreement in 2004. We received CE Certification for VITAGEL and CELLPAKER in August 2007 and plan to launch these products in the European Union in September 2007. We currently sell VITAGEL and CELLPAKER under a license agreement, the termination of which would have a material adverse effect on our sales revenues. Future levels of VITOSS, VITAGEL, CORTOSS, ALIQUOT, CELLPAKER and IMBIBE product sales are difficult to predict. VITOSS, VITAGEL and CELLPAKER product sales to date may not be indicative of future sales levels. VITOSS, CORTOSS and ALIQUOT sales levels in Europe may fluctuate due to seasonality of elective surgeries and the timing of any distributor stocking orders and VITOSS, VITAGEL, IMBIBE and CELLPAKER sales levels may fluctuate in the U.S. due to seasonality of elective surgeries and the timing of orders from hospitals. Our results of operations may fluctuate significantly in the future as a result of a number of additional factors, many of which are outside of our control. These factors include, but are not limited to:

•	the timing of governmental approvals or clearances for our products and our competitors’ products;

•	unanticipated events associated with clinical and pre-clinical trials of our products;

•	the medical community’s acceptance of our products;

•	the timing in obtaining adequate third-party reimbursement of our products;

•	the success of competitive products;

•	our ability to enter into strategic alliances with other companies;

•	expenses associated with development and protection of intellectual property matters;

•	establishment of commercial scale manufacturing capabilities;

•	events affecting logistics and elective surgery trends;

•	the timing of expenses related to commercialization of new products;

•	competitive disruptions to our distribution channels;

•	the adequate training of a sufficient number of surgeons in the use of our products;

•	pending or threatened offers to acquire us; and

•	timing of governmental approvals or clearances for us to manufacture the products we sell.

The results of our operations may fluctuate significantly from quarter to quarter and may not meet expectations of securities analysts and investors. This may cause our stock price to be volatile.

Our business will be damaged if we are unable to protect our proprietary rights to our products, and we may be subject to intellectual property infringement claims by others.

We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these measures afford only limited protection and may not adequately protect our rights. For example, our patents may be challenged, invalidated or circumvented by third parties. As of August 17, 2007, we own or control twenty issued U.S. patents and eighteen pending patent applications in the U.S., and several counterparts of certain of these patents and pending patent applications worldwide, including Canada, Europe, Mexico and Japan. There can be no assurance that patents will issue from any of the pending patent applications. Moreover, we cannot be certain that we were the first creator of inventions covered by pending patent applications or we were the first to file patent applications for the relevant inventions for the following reasons:

•	patent applications filed prior to December 2000 in the U.S. are maintained in secrecy until issued;

•	patent applications filed after November 2000 in the U.S. are maintained in secrecy until eighteen months from the date of filing; and

•	the publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries.

If we do receive a patent, it may not be broad enough to protect our proprietary position in the technology or to be commercially useful to us. In addition, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation or other proceedings may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could damage our business.

In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing the rights of others, third parties may claim that we are doing so.

There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally, and in the spinal market segments particularly. If the holder of patents brought an infringement action against us, the cost of litigating the claim could be substantial and divert management attention. In addition, if a court determined that one of our products infringed a patent, we could be prevented from selling that product unless we could obtain a license from the owner of the patent. A license may not be available on terms acceptable to us, if at all. Modification of our products or development of new products to avoid infringement may require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we were not successful in obtaining a license or redesigning our product, our business could suffer.

We have obtained certain of our intellectual property rights and our rights to develop and commercialize certain products, and made certain commitments regarding our intellectual property and these rights, through license and development agreements with third parties. These agreements generally may be terminated by our counterparty if we materially breach any of our obligations under the agreement. We may disagree with outside parties as to our and their obligations under the agreement or the interpretation of provisions in the agreement. Any such disagreements could cause the other party to seek to terminate our rights under the particular agreement. If any of our agreements were terminated, we could lose the rights to the product, product candidate or intellectual property covered by the agreement, reducing our potential revenues and significantly harming our business. Whether or not such a termination were proper, if a dispute arises under any of our agreements, the need to resolve the dispute could take significant resources and divert management’s time and attention.

If we cannot keep up with technological changes and marketing initiatives of competitors, sales of our products may be harmed.

Extensive research efforts and rapid technological change characterize the market for products in the orthopedic market. We anticipate that we will face intense competition from medical device, medical products and pharmaceutical companies. For instance, the use of bone morphogenic proteins, or BMPs, in orthopedic surgery has increased significantly in the past five years. In addition, several PMMA bone cements have received 510(k) clearance since 2004 for vertebral augmentation of VCFs. Further, in 2004, the spinal bone grafting market saw the introduction of total disk replacement devices (TDRs) as treatment alternative for degenerative disc disease designed to preserve the motion of the vertebrae of the spine. Our products could be rendered noncompetitive or obsolete by these and other competitors’ technological advances. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. These competitors may be in the process of seeking FDA or other regulatory approvals or clearances, or patent protection, for competitive products. Our competitors could, therefore, commercialize competing products in advance of our products. They may also enjoy substantial advantages over us in terms of:

•	research and development expertise;

•	experience in conducting clinical trials;

•	experience in regulatory matters;

•	manufacturing efficiency;

•	name recognition;

•	sales and marketing expertise;

•	established distribution channels; and

•	established relationships with health care providers and payors.

These advantages may adversely affect our plans for market acceptance of our products.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our shareholders and disruption of our business.

Entering into an acquisition could divert management attention. We also could fail to assimilate the acquired company, which could lead to higher operating expenses. Finally, our shareholders could be diluted if we issue shares of our stock to acquire another company or technology.

Provisions of Pennsylvania law or our Articles of Incorporation may deter a third party from seeking to obtain control of us or may affect your rights as a shareholder.

Certain provisions of Pennsylvania law could make it more difficult for a third party to acquire us, or could discourage a third party from attempting to acquire us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, our Articles of Incorporation enable our board of directors to issue up to 19,998,100 shares of preferred stock having rights, privileges and preferences as are determined by the board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common shareholders. For example, an issuance of preferred stock could:

•	adversely affect the voting power of the common shareholders;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium; or

•	otherwise adversely affect the market price of the common stock.

Our stock price may be volatile.

Our stock price, like that of many small cap medical technology companies, may be volatile. In general, equity markets, including The NASDAQ Stock Market, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. The following factors could also cause our stock price to be volatile or decrease:

•	fluctuations in our results of operations;

•	under-performance in relation to analysts’ estimates or financial guidance provided by us;

•	changes in the financial guidance we provide to the investment community;

•	changes in stock market analyst recommendations regarding our stock;

•	announcements of technological innovations or new products by us or our competitors;

•	issues in establishing commercial scale manufacturing capabilities;

•	disruptions with the manufacturing of our products, including with respect to our third-party manufacturers and suppliers of raw materials;

•	unanticipated events associated with clinical and pre-clinical trials;

•	FDA and international regulatory actions regarding us or our competitors;

•	determinations by governments and insurance companies regarding reimbursement for medical procedures using our or our competitors’ products;

•	the medical community’s acceptance of our products;

•	product sales growth rates;

•	difficulties in establishing and expanding our sales and distribution channels;

•	disruptions to our sales and distribution channels as a result of competitive market changes;

•	product recalls;

•	developments with respect to patents or proprietary rights;

•	public concern as to the safety of products developed by us or by others;

•	changes in health care policy in the United States and internationally;

•	acquisitions or strategic alliances by us or our competitors;

•	business conditions affecting other medical device companies or the medical device industry generally;

•	general market conditions, particularly for companies with small market capitalizations; and

•	pending or threatened offers to acquire us.

If we are sued in a product liability action, we could be forced to pay substantial damages and the attention of our management team may be diverted from operating our business.

We manufacture medical devices that are used on patients in surgery, and we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. Under certain of our agreements with our distributors, sales agencies and hospital customers, we indemnify the distributor, sales agency or hospital from product liability claims. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. We maintain product liability insurance in the annual aggregate amount of up to $10,000,000, although our insurance policies have various exclusions. Thus, we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we may decide not to carry this insurance. A meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management’s attention from our core business. A successful product liability claim or series of claims brought against us in excess of our coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business could suffer if we cannot attract and retain the services of key employees.

We depend substantially upon the continued service and performance of our existing executive officers. We rely on key personnel in formulating and implementing our product research, development and commercialization strategies. Our success will depend in large part on our ability to attract and retain highly skilled employees. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. If one or more of our key employees resigns, the loss of that employee could harm our business. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees, despite our use of confidentiality agreements.

We have modified some of our products without FDA clearance. The FDA could retroactively determine that the modifications were improper and require us to stop marketing and recall the modified products until such clearance was obtained.

Any modification to an FDA-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance; any change that affects the safety or effectiveness of a PMA approved device requires a premarket approval supplement. We have made modifications to some of our products in the past, and may make additional modifications in the future that we believe, based upon FDA’s regulations and guidance, do not or will not require additional clearances or approvals. If the FDA disagrees, we could be required to obtain new clearances or approvals for the modifications. We also may be required to recall and to stop marketing modified products until such clearance or approval is obtained, which could harm our operating results. We may be required to submit extensive pre-clinical and clinical data to support these supplementary submissions, depending on the nature of the changes. We may not be able to obtain additional 510(k) clearances or premarket approvals for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and operating results.

If we fail to comply with the FDA’s Quality System Regulation, our manufacturing operations could be halted, and our business would suffer.

We are currently required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. The FDA enforces the QSR through periodic unannounced inspections. We have been, and anticipate in the future being, subject to such inspections. Our failure to comply with the QSR or to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of or restrictions on our manufacturing operations, delays in approving or clearing a product, refusal to permit the import or export of our products, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to suffer.

Forward-looking statements

Forward-looking statements give our current expectations, forecasts of future events or goals. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Various statements made in this prospectus under the caption “Risk Factors” and made elsewhere in this prospectus are forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Any or all of our forward-looking statements in this registration statement may turn out to be wrong. They can be affected by inaccurate assumptions we might make, or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. There are important factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements including, without limitation:

•	the development, regulatory approval, demand and market acceptance of our products;

•	expected results of our CORTOSS pivotal clinical trial in the U.S.;

•	our ability to service our indebtedness;

•	expected timing of our CORTOSS regulatory clearance submission with the FDA;

•	capital expenditures;

•	future liquidity;

•	uses of cash;

•	expected sales product mix and related margins;

•	equity compensation expense;

•	our ability to raise capital;

•	the development of our sales network;

•	the cost to expand our manufacturing and operating facilities;

•	our ability to manage our manufacturing facilities and requirements;

•	availability of raw materials;

•	our ability to satisfy financial covenants in our lending agreements;

•	the adequacy of inventory;

•	development costs for existing and new products;

•	changes in market interest and foreign currency exchange rates; and

•	fluctuations in our stock price.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the U.S. Securities and Exchange Commission, which we refer to in this prospectus as the Commission. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Use of  proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock offered by this prospectus. The selling security holders identified in this prospectus under the caption “Selling Security Holders” will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus.

The selling security holders may offer by this prospectus up to 1,466,276 shares of our common stock that may be issued upon the exercise of outstanding warrants at an exercise price of $3.41 per share. Assuming all of these warrants are exercised and that the purchase for the shares of our common stock issuable upon the exercise of these warrants is paid in cash, we would receive cash proceeds of approximately $5,000,000 from the exercise in full. While we cannot predict whether we will receive these proceeds or when we would receive them, we would expect to use the proceeds for working capital and other general corporate purposes, which may include acquisitions of technology, products or other assets.

Selling security holders

The table set forth below contains information regarding the selling security holders and the shares of our common stock that they may offer and sell from time to time by this prospectus. The information relating to the selling security holders contained in this prospectus has been supplied to us by the selling security holder to which the information relates. Except as otherwise noted below, none of the selling security holders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The 2,602,640 shares of our common stock that may be offered by the selling security holders by this prospectus consist of the following shares:

–	1,136,364 shares of our common stock that are issued and outstanding; and

–	1,466,276 shares of our common stock that may be issued upon the exercise of outstanding warrants that we sold to an investor.

We originally issued these shares of common stock and warrants as part of private placement transactions completed on July 30, 2007. The selling security holders may offer and sell these shares of our common stock for resale in secondary transactions pursuant to this prospectus. We are contractually required to register all of the shares of common stock that are described above.

The percentage of ownership for each selling security holder included in the following table is based on 75,038,765 shares of common stock outstanding as of August 7, 2007, plus any shares of common stock issuable upon the conversion or exercise of securities that are held by that holder and are convertible into or exercisable for shares of common stock within 60 days after August 7, 2007. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Both the number of shares listed as being offered by the selling security holders in the table and the holders’ respective percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of our common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of our common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of our common stock that each selling security holder will own upon completion of this offering.

	Shares Owned Prior to Offering					Shares Owned After Offering
Name of Selling Security Holder	(a) Number of Shares Issued and Outstanding	(b) Number of Shares Issuable upon Exercise of Warrants	Total Shares(1)	Percent (%)	Number of Shares Being Offered	Number of Shares	Percent (%)(2)
Paul Royalty Fund, L.P.(3)	2,858,127	—	2,858,127	3.8	1,136,364	1,721,763	2.3
LB I Group Inc.(4)	—	1,466,276	1,466,276	2.0	1,466,276	—	—
Total					2,602,640

(1)	Consists of the sum of the shares set forth in columns (a) and (b).
(2)	Assumes no shares are sold other than shares that may be offered by this prospectus.
(3)	Based solely on information provided to us by Paul Royalty Fund, L.P. (“PRF”), the sole general partner of PRF is Paul Capital Management, LLC (“PCM”); Paul Capital Advisors, L.L.C. (“PCA”) is the sole manager of PCM; and PCA is the beneficial owner of the shares offered by PRF under this prospectus. PCA is managed by six managers. Decisions regarding the disposition of securities beneficially owned by PCA must by approved by five of the six managers. During the period commencing October 2001 and ending July 2007, we had an obligation to pay PRF or one of its affiliates a percentage of revenues generated from certain sales of our products. On July 30, 2007, we repurchased the revenue interest obligation, which terminated our obligation to pay the revenue interest to PRF or its affiliate.

(4)	The shares that are identified in the table as being owned by LB I Group Inc. do not include 3,672,861 shares owned beneficially by Lehman Brothers Inc., a registered broker-dealer and the parent of LB I Group Inc. This selling security holder has represented to us that it is not acting as an underwriter in this offering, that the shares it is offering under this prospectus will have been purchased by it in the ordinary course of business, and at the time of such purchase it will have no agreements or understandings, directly or indirectly, with any person to distribute the shares. Lehman Brothers Holdings, Inc., a public reporting company, is the parent of Lehman Brothers Inc. and the ultimate parent of LB I Group Inc. The address for this selling security holder is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Jeffrey Ferrell and William Yeltsis. We have a $45,000,000 debt facility with LB I Group Inc. See the risk factors under the headings, “We recently entered into a senior secured note facility under which we incurred indebtedness that we are obligated to service. If we are unable to service the indebtedness or otherwise are unable to comply with our obligations under the related notes and cannot repay or refinance the indebtedness, we could be in default under the facility which is secured by substantially all of our assets” and “We may raise additional capital. If we are unable to raise additional capital in the future, our product development and product portfolio expansion could be limited and our long term viability could be threatened; however, if we raise additional capital, your percentage ownership as a shareholder of Orthovita will decrease and constraints could be placed on the operation of our business” in the Risk Factors section of this prospectus.

Plan of distribution

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on The NASDAQ Global Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

–	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

–	ordinary brokerage transactions and transactions in which the broker solicits purchases;

–	through options, swaps or derivatives;

–	in privately negotiated transactions;

–	in making short sales or in transactions to cover short sales; and

–	put or call option transactions relating to the shares.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders may also sell shares of common stock short and deliver shares covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

–	the name of each such selling security holder and of the participating broker-dealer(s);

–	the number of shares involved;

–	the initial price at which the shares were sold;

–	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

–	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

–	other facts material to the transactions.

In addition, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

Expenses Associated with Registration. We are paying all expenses and fees in connection with the registration of the shares of our common stock. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

Legal matters

The legality of the common stock offered by this prospectus has been passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania.

Experts

The consolidated financial statements of Orthovita, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the Registration Statement from the Annual Report on Form 10-K of Orthovita, Inc. for the year ended December 31, 2006 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 consolidated financial statements contains an explanatory paragraph that describes Orthovita, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

About this prospectus

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

Where you can find more information

In this prospectus, we “incorporate by reference” the information we file with the Commission, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents containing this information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the Commission after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the Commission before the date of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any other documents we file with the Commission in the future (other than, in all cases, the portions of those documents deemed to be “furnished” to, and not “filed” with, the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the securities that may be offered by this prospectus is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•

our Current Reports on Form 8-K filed on January 3, 2007, January 22, 2007, February 5, 2007, February 8, 2007, February 20, 2007, February 22, 2007, March 12, 2007, March 28, 2007, May 2, 2007, May 10, 2007, May 18, 2007 (as amended on June 15, 2007), July 27, 2007, July 31, 2007 and August 7, 2007; and

•

the description of our common stock contained in our Current Report on Form 8-K filed with the Commission on November 16, 2006, including any amendments or reports filed for the purpose of updating such description, in lieu of incorporation by reference to a registration statement filed under the Securities Exchange Act of 1934 in reliance on published interpretations of Commission staff.

We file reports, proxy statements, and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Commission maintains a website that contains all information filed electronically by us. The address of the Commission’s website is http://www.sec.gov. Our Commission filings are also available to the public from our website at http://www.orthovita.com. However, the information our website does not constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

Orthovita, Inc.

77 Great Valley Parkway

Malvern, Pennsylvania 19355

(610) 640-1775

Attention: Christine J. Arasin, Corporate Counsel

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby and the offerings described in this registration statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Commission registration fee.

Commission registration fee	$223
Transfer agent fees and expenses	2,000
Printing and engraving expenses	5,000
Accounting fees and expenses	5,000
Legal fees and expenses	300,000
Miscellaneous	777

Total	$313,000

ITEM 15.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 1741 of the Pennsylvania Business Corporation Law provides the power to indemnify any officer or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness. Our bylaws provide a right to indemnification against any liability incurred in connection with any proceeding in which a director, officer or any other designated indemnified representative may be involved as a party or otherwise by reason of the fact that such party is or was serving in a capacity as director, officer or authorized representative, respectively, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability. However, indemnification is not available under our bylaws in the following circumstances: (i) if indemnification is expressly prohibited by applicable law; (ii) if a final determination has been made under the bylaws that the conduct of such party constitutes willful misconduct or recklessness under Pennsylvania law, or that such conduct is attributable to the receipt by such part from us of a personal benefit to which such party is not legally entitled; or (iii) to the extent indemnification has been determined to be otherwise unlawful. Indemnification is only provided to an indemnified party who initiates or participates as an intervenor or amicus curiae in a proceeding if such party obtains the approval of a majority of our board of directors. Our bylaws provide for the advancement of expenses, including attorneys’ fees and disbursements, incurred in good faith by an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. Our bylaws authorize us to take steps to satisfy or secure our indemnification obligations, including, maintaining insurance, obtaining a letter of credit, acting as a self-insurer, creating a reserve, trust, escrow, cash collateral or other fund or account, or using any other mechanism or arrangement as the board of directors deem appropriate.

Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under our articles of incorporation or bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Under Pennsylvania law, these provisions will not apply to the responsibility or liability of a director pursuant to any criminal statute; or the liability of a director for the payment of taxes pursuant to federal, state or local law. We maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

We have indemnification agreements with our directors pursuant to which we agreed to indemnify and advance expenses to our directors that are incurred by or on behalf of a director in connection with any threatened or pending action or proceeding involving his or her capacity as a director of the Company, provided that the director acted in good faith and in manner that such director reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action or proceeding by or in the right of the Company, we shall indemnify the director to the fullest extent permitted by law. A director is not entitled to indemnification or advance of expenses under the indemnification agreement with respect to any action or proceeding initiated or made by such director against the Company (unless a change of control has occurred) or against any other person other that the Company, unless approved in advance by the board of directors.

We maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under our articles of incorporation or bylaws.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

See the Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(C) Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however ,that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on August 27, 2007.

ORTHOVITA, INC.

By:	/s/Antony Koblish,
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Antony Koblish and Albert J. Pavucek, Jr., and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Antony Koblish	President and Chief Executive Officer (Principal Executive Officer) and Director	August 27, 2007

/s/ Albert J. Pavucek, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2007

/s/ David Fitzgerald	Chairman of the Board	August 27, 2007

/s/ R. Scott Barry	Director	August 27, 2007

/s/ Morris Cheston, Jr.	Director	August 27, 2007

/s/ Mary E. Paetzold	Director	August 27, 2007

/s/ Paul G. Thomas	Director	August 27, 2007

/s/ William E. Tidmore, Jr.	Director	August 27, 2007

/s/ Paul T. Touhey, Jr.	Director	August 27, 2007

EXHIBIT INDEX

5.1	Opinion of Duane Morris LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages)